EXHIBIT 99.1
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AT THE TRUST
Robert G. Higgins
Primary Trustee                        L.G. Schafran
312-424-3999                           Secondary Trustee
RGH_BANYAN@msn.com                     ir@banyanreit.com


FOR IMMEDIATE RELEASE
FRIDAY, MAY 2, 2003


                    BSRT LIQUIDATING TRUST / LEVINE
                    MEDIATION SET FOR JUNE 2, 2003

CHICAGO, ILLINOIS - MAY 2, 2003 - BSRT Liquidating Trust, the successor to Banyan Strategic Realty Trust (OTCBB:BSRTZ.OB), announced today that the non-binding mediation of its litigation with Leonard G. Levine will take place in Chicago, Illinois on June 2, 2003, rather than in late May 2003, as previously announced. The June 2, 2003 date was necessitated by the various parties' schedules.

BSRT succeeded to the interest of Banyan Strategic Realty Trust when Banyan liquidated in January of 2003. Banyan and Levine have been involved in contentious litigation since October of 2001.

The contemplated mediation will be conducted by the Honorable Abner J. Mikva, former Chief Judge of the U.S. Court of Appeals for the D.C. Circuit and former White House Counsel to President Bill Clinton. The mediation is not binding on either party and neither party is required to abide by the result. Nonetheless, mediation has been generally recognized as an effective tool in dispute resolution. No assurance can be given, however, that this matter will be resolved through the contemplated mediation.

Until the conclusion of the mediation, all activity in the ongoing litigation has been suspended. If the mediation fails to accomplish a resolution, revised discovery deadlines will be imposed and the parties will be restored to their pre-mediation positions in the litigation. No trial date has been established in the case.

BSRT Liquidating Trust is a trust formed under the laws of the State of Illinois. On January 3, 2003, BSRT acquired, by assignment, all of the assets and assumed all of the liabilities of Banyan Strategic Realty Trust, which liquidated and terminated on that date. BSRT continues to manage those assets and to discharge those liabilities and, following the conclusion of the Levine litigation, intends to ultimately distribute all remaining cash (after the payment of all liabilities and the taking of all proper reserves) to its beneficiaries, who are the former shareholders of Banyan Strategic Realty Trust.



Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties, such as the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the reports filed with the Securities and Exchange Commission by Banyan Strategic Realty Trust, including the report on Form 10-K for the year ended December 31, 2002 which was filed with the Securities and Exchange Commission on February 7, 2003. Without limitation, in the foregoing, words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.


          See Banyan's Website at http://www.banyanreit.com.